MRU Holdings Provides Loan Origination Guidance

Company Expects to Report First Quarter Fiscal 2008 Loan Origination Volumes More Than Doubled Compared to Last Year and Expects to Originate Approximately $365 Million in Loans in Fiscal 2008 and $630 Million in Fiscal 2009

NEW YORK, NY September 12, 2007 (PR Newswire) -- MRU Holdings Inc. (NASDAQ: UNCL), a specialty finance company that provides federal and private student loans through its consumer brand MyRichUncle™, today pre-announced its loan origination levels for the first quarter of fiscal 2008, and provided loan origination guidance for the full year fiscal 2008 and the full year fiscal 2009.

During the first two months of the first fiscal quarter ending September 30, 2007, the Company originated private and federal student loans that far exceeded the volume of loans originated in the same two-month period a year ago. The actual volume of funded loans in July and August, combined with loan applications still in process and expected to be completed during September, totals more than $100 million. This estimated first quarter loan volume is more than double the volume originated in the first quarter of fiscal 2007.

“Originating more than $100 million in loans in a single quarter is another milestone for MRU. We are very pleased with the growth we have been experiencing in both loan levels and market share. As our branding efforts increasingly resonate among students and their families, we are originating record levels of loans during this important back-to-school period,” said Vishal Garg, Co-Founder and CFO. “We believe strongly that our direct-to-consumer marketing combined with our rigorous underwriting processes will continue to produce high quality loans. And our expeditious use of technology will continue to deliver economies of scale, resulting in increased value for our customers and shareholders.”

Looking forward, the Company expects to originate approximately $365 million in private and federal student loans in fiscal year 2008, which is an increase of more than 135% compared to fiscal 2007 actual results. Projected fiscal year 2009 loan origination levels of $630 million represent an increase of more than 70% compared to fiscal 2008 projected levels.

About MRU Holdings, Inc.
MRU Holdings, Inc. (NASDAQ: UNCL) is a publicly traded specialty finance company that provides students with funds for higher education using a blend of current market credit practices as well as its own proprietary analytic models and decision tools. The Company has a renowned brand name "MyRichUncle™" and highly scalable origination infrastructure. The Company utilizes these assets to provide private and federal loans to students. MRU distinguishes itself from the competition as it does not take a "one-size fits all" approach to designing student loan products, allowing itself and its marketing partners to create a student loan offering that directly addresses their specific customer needs. Additional information concerning MRU Holdings is available at http://www.MRUHoldings.com.

About MyRichUncle
From its inception in 2000, MyRichUncle has been at the forefront of innovation for education finance, most recently focusing on the growth market of student loans.  Since May of 2005, MyRichUncle has originated more than $200 million private and federal student loans using its breakthrough underwriting platforms and innovative technology to deliver competitively priced products and services to borrowers.  In May 2006, the Company launched Preprime™, the first and only student loan that allows students to qualify for loans based on individual merit, rather than credit history alone.  In June 2006, MyRichUncle launched its Federal student loans with upfront interest rate reductions at repayment.  Dedicated to reshaping the student loan industry to function in the best interests of the students, founders Vishal Garg and Raza Khan and their team are committed to delivering the most innovative solutions for their customers. The Company and its founders have been recognized by Fast Company’s Fast 50 (2006) and listed among BusinessWeek.com’s Tech’s Best Young Entrepreneurs (2006).  For more information, visit http://www.myrichuncle.com.

Safe Harbor Statement
The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the Company’s results of operations and/or its financial condition. These forward-looking statements may be affected by the risks and uncertainties inherent in the educational finance market and in the Company’s business, as disclosed by the risk factors contained in our 10-KSB for the fiscal year ended June 30, 2006. The Company cautions that certain important factors may have affected and could in the future affect the Company's beliefs and expectations, and could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. The forward-looking statements contained herein are made as of the date hereof and the Company does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Investor Inquiries: Denise Gillen, Vice President of Investor Relations
212-836-4165; dgillen@mruholdings.com

Media Inquiries: Karin Pellmann, Vice President of Public Relations
212-444-7541; kpellmann@mruholdings.com
UNCLF